Exhibit 10.1

Execution Copy

LEGACY ASSETS SALE AGREEMENT

This Agreement (this “Agreement”) is made as of January ____, 2018 by and among Immudyne, Inc., a Delaware corporation (the "Company"), and Mark McLaughlin (the “Purchaser”).

WHEREAS, the Company desires to sell, and the Purchaser desires to purchase, substantially all of the assets and liabilities of the legacy beta glucan business of the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The Purchaser, through a to be formed entity (“Newco”), agrees to purchase the assets of the Company set forth in Exhibit A, for:

a.	$650,000.00 (six hundred fifty thousand and no/100 dollars), payable on February 2, 2018 ( the “Closing Date”);

b.	$200,000.00 (two hundred thousand and no/100 dollars), payable in 120 days following the Closing Date; and

c.	the waiver all rights to any severance payment in the stipulated amount of $150,000.00 (one hundred fifty thousand and no/100 dollars).

2.	The assets are purchased AS IS, with no representations or warranties by the Company. The assets do not include $200,000.00 (two hundred thousand and no/100 dollars) in cash held by the Company as of the Closing Date and the rights to the INR Wellness brand. The Company also retains the nonexclusive right to use the name “Immudyne” for 60 days following the Closing Date.

3.	Upon the sale of the assets, Newco will assume only the liabilities of the Company set forth in Exhibit A. The Company specifically retains the liability for the repayment of sums due Tricor Braun guaranteed by Purchaser, and the Company will insure that such sums are paid timely.

4.	The Company will enter into a supply agreement with the Newco to purchase all of the yeast beta glucan for the INR Wellness products at a price of $499.00 for one year from the Closing Date.

5.	Upon the Closing Date, the Purchaser will resign his positions as an executive officer and director of the Company, and the Purchaser’s employment agreement is in all aspects terminated, and neither party shall have any ongoing obligations thereunder except as are set forth in this Agreement.

6.	Upon the Closing Date, Justin Schreiber agrees to become the President and CEO of the Company for at least a two year term.

7.	Upon the Closing Date, Stefan Galluppi will resign his position as a director of the Company.

8.	For so long as Purchaser owns or controls over 9.9% of the outstanding shares of the Company, and subject to the Bylaws of the Company, Purchaser will have the right to appoint one director of the Company. Upon the Closing Date, Anthony Bruzzese M.D. shall be Purchaser’s designated director. In the event that Anthony Bruzzese M.D. ceases to be a director, the Company and the undersigned directors agree to support and vote in favor of the replacement director designated by Purchaser.

9.	The Company will issue a press release in substantially the form set forth in Ex. B. For a period of eighteen months from the closing date, the Company, its directors and the Purchaser agree not to make any oral or written statements that defame, disparage or in any way criticize the business reputation, practice or conduct of the Company, the Purchaser, their employees, directors and officers.

10.	Upon the Closing Date, the Purchaser agrees to forgo and waive any rights to any unvested options in any employment, consulting or director’s agreements.

11.	The Company agrees to effectuate any future exercise of options and to promptly provide to the Purchaser the shares of the Company’s stock pursuant to the option exercise (subject to any securities laws). The vested options and the exercise terms are set forth in Ex. C.

12.	The Purchaser agrees to abide by all securities laws in the sale or transfer of his shares of the Company’s stock. Except for any transactions pursuant to Section 13 below, Purchaser further agrees that he will not, directly or indirectly, during a period of one year from the Closing Date, (i) offer, sell, contract to sell, grant or sell any option, right or warrant for the purchase of, pledge, hypothecate, assign, lend or otherwise transfer or dispose (collectively, a “Sale”) of any of the shares an amount greater than 250,000 shares in any 30 day period (the “Volume Restriction”); (ii) enter into any swap or any other arrangement or transaction that transfers to another, in whole or in part, any of the economic characteristics of ownership of his shares, whether any such swap or transaction is to be settled by delivery of such shares, in cash or otherwise in excess of the Volume Restriction; or (iii) engage in any short selling of the Shares. Notwithstanding the above restrictions, the Purchaser may transfer options or shares to any individual or entity so long as that individual or entity agrees in writing to comply with the Volume Restriction. Subject only to the above restrictions, the Company agrees to promptly effectuate the future transfer by the Purchaser of his and/or his family’s shares of the Company’s stock.

13.	If the Company shall determine to register for its own account or the account of others under the Securities Act of 1933 any of its equity securities, the Company shall include in such registration statement all of the Shares and options owned by Purchaser. Notwithstanding the foregoing, in the event that any registration shall be in whole or in part an underwritten offering, the number of registrable securities to be included in such an underwriting may be reduced (pro rata among the Purchaser and the holders of the other registrable securities contemplated being included in such registrations based on the number of registrable securities requested to be registered by each of them) if and to the extent that the managing underwriter shall be of the good faith opinion (expressed in writing) that such inclusion would reduce the number of registrable securities to be offered by the Company or otherwise adversely affect such offering. Nothing herein shall be construed so as to require the Company, in connection with any proposed offering, to engage the services of an underwriter, as, for example, if the Company shall file a registration statement under Rule 415 of the Securities Act without the services or engagement of any underwriter. This “piggy-back” registration right shall not apply to an offering of equity securities registered on Form S-4 or S-8 (or their then equivalent forms) relating to securities to be issued solely in connection with an acquisition of any entity or business or securities issuable in connection with a stock option or other employee benefit plan.

14.	The Company agrees to indemnify and hold harmless the Purchaser from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, fines, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that the Purchaser may suffer or incur as a result of or relating to or arising out of his actions or inactions as a director or officer of the Company.

15.	EXCEPT FOR THE RIGHTS IN PARAGRAPH 14 ABOVE, THE PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES THE COMPANY, AND EACH OF ITS SUCCESSORS, ASSIGNS, DIRECTORS, MANAGERS, OFFICERS, SHAREHOLDERS, MEMBERS, SUBSIDIARIES, REPRESENTATIVES, EMPLOYEES, AGENTS AND LEGAL COUNSEL, AND THEIR RESPECTIVE AFFILIATES, SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF EACH OF THE FOREGOING (COLLECTIVELY, THE “COMPANY AFFILIATES”), SEVERALLY AND JOINTLY, FROM ANY AND ALL CLAIMS, LIABILITIES, COSTS AND DAMAGES OF ANY NATURE WHATSOEVER, KNOWN AND UNKNOWN, ARISING IN WHOLE OR IN PART AT ANY TIME PRIOR TO THE EXECUTION OF THIS AGREEMENT IN CONNECTION WITH HIS POSITION AS AN OFFICER OR DIRECTOR OF THE COMPANY, INCLUDING ANY AND ALL STATUTORY AND COMMON LAW CAUSES OF ACTION WHICH THE PURCHASER NOW HAS OR MAY BELIEVE HE HAS AGAINST THE COMPANY OR ANY COMPANY AFFILIATE ON OR AT ANY TIME PRIOR TO THE DATE OF THIS AGREEMENT.

16.	THE COMPANY HEREBY RELEASES AND FOREVER DISCHARGES THE PURCHASER AND EACH OF HIS SUCCESSORS, ASSIGNS, REPRESENTATIVES, FAMILY MEMBERS, AGENTS AND LEGAL COUNSEL, AND THEIR RESPECTIVE AFFILIATES, SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF EACH OF THE FOREGOING (COLLECTIVELY, THE “PURCHASER’S AFFILIATES”), SEVERALLY AND JOINTLY, FROM ANY AND ALL CLAIMS, LIABILITIES, COSTS AND DAMAGES OF ANY NATURE WHATSOEVER, KNOWN AND UNKNOWN, ARISING IN WHOLE OR IN PART AT ANY TIME PRIOR TO THE EXECUTION OF THIS AGREEMENT IN CONNECTION WITH HIS POSITION AS AN OFFICER OR DIRECTOR OF THE COMPANY, INCLUDING ANY AND ALL STATUTORY AND COMMON LAW CAUSES OF ACTION WHICH THE COMPANY OR THE COMPANY AFFILIATES NOW HAVE OR MAY BELIEVE THEY HAVE AGAINST THE PURCHASER AND THE PURCHASER’S AFFILIATES ON OR AT ANY TIME PRIOR TO THE DATE OF THIS AGREEMENT.

17.	Miscellaneous.

(a)       Further Assurances.  If at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request.

(b)       Successors and Assigns. This Agreement shall be binding upon and will inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(c)       Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

(d)       Amendment. This Agreement may not be amended except by an instrument signed by the parties hereto.

(e)       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given three (3) days after sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth on the signature page hereto. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth on the signature page hereto using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it is actually delivered to (or received by) the other party at that party’s address set forth on the signature page hereto. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(f)       Headings. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to principles of conflict of laws.

(h)       Mediation. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation (with the exception of emergency injunctive relief as set forth in Paragraph 8). If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator in Houston, Texas. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then Paragraph 17(i) shall apply. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.

(i)       Jurisdiction and Venue. The sole and exclusive jurisdiction and venue for any action or proceeding arising from or relating to this Agreement shall be the federal and state courts located in Harris County, Texas, and all parties hereto consent to the jurisdiction of such courts. If any action or proceeding is brought by any party arising from or relating to this Agreement or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the trial court, and/or appellate court if such party substantially prevails on all the issues in dispute.

(j)       Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute but one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

IMMUDYNE, INC.

By:
Robert Kalkstein
Chief Financial Officer
By Special Authorization of the Board

Address:

JUSTIN SCHREIBER

Address:

RYAN ALDRIDGE

Address:

MARK MCLAUGHLIN

Address:

JOHN R. STRAWN JR.

Address:

JOSEPH DITROLIO M.D.

Address:

ANTHONY BRUZZESE M.D.

Address:

MICHAEL BORENSTEIN M.D.

Address:

STEFAN GALLUPPI

Address:

EXHIBIT A

ASSETS:

1.	All equipment, tools, computers, fixtures, supplies, materials, inventory and other property contained in the facility located at 7453 Empire Drive, Suite 300, Florence, KY 41042;

2.	All equipment, tools, computers, fixtures, supplies, materials, inventory and other property used by Daniel Sese and/or Caitlin Arnest in connection with the facility located at 7453 Empire Drive, Suite 300, Florence, KY 41042;

3.	All equipment, tools, computers, fixtures, supplies, materials, inventory and other property contained in the facility located at 50 Spring Meadow Road, Mount Kisco, NY 10549;

4.	All equipment, tools, computers, fixtures, supplies, materials, inventory and other property contained in the facility located at 423 N. Theard St., Covington, LA 70433;

5.	The membrane system currently under construction by Membrane Specialists LLC;

6.	All accounts receivables;

7.	All intellectual property, processes, formulas, studies, data, flowcharts, know-how, patents, patent applications, trademarks, and other information related to the beta glucan business (the Company agrees to execute assignments of any valid trademarks, patents and patent applications);

8.	The rights to name “Immudyne”, and the websites used by the beta glucan business (Immudyne.com and yeastbetaglucan.com);

9.	All accounts in the Fifth Third Bank (after the transfer of the $200,000.00 referenced in Section 2 above).

LIABILITIES:

1.	All leases and/or payments for the facility and the equipment, tools, computers, fixtures, supplies, materials, inventory and other property contained in the facility located at 7453 Empire Drive, Suite 300, Florence, KY 41042;

2.	All leases and/or payments for the equipment, tools, computers, fixtures, supplies, materials, inventory and other property used by Daniel Sese and/or Caitlin Arnest in connection with the facility located at 7453 Empire Drive, Suite 300, Florence, KY 41042;

3.	All leases and/or payments for the equipment, tools, computers, fixtures, supplies, materials, inventory and other property contained in the facility located at 50 Spring Meadow Road, Mount Kisco, NY 10549;

4.	All leases and/or payments for the equipment, tools, computers, fixtures, supplies, materials, inventory and other property contained in the facility located at 423 N. Theard St., Covington, LA 70433;

5.	All payments for the membrane system currently under construction by Membrane Specialists LLC;

6.	All outstanding payments for any intellectual property, processes, formulas, studies, data, flowcharts, know-how, patents, patent applications, trademarks, and other information related to the beta glucan business;

7.	All payments due to Daniel Sese, Caitlin Arnest, Bruni McLaughlin, and V-Labs for services incurred following the Closing Date;

EXHIBIT B

ImmuDyne Announces Management Changes & Sale of Legacy Manufacturing Business

New York, N.Y., January 30, 2018 (GLOBE NEWSWIRE) -- ImmuDyne, Inc. (OTCQB:IMMD) (“Immudyne” or the “Company”), a leader in the development and online marketing of OTC health and wellness products addressing large unmet needs, today announces the sale of its Yeast Beta Glucan manufacturing business, the resignation of Mark McLaughlin as President & CEO, and the appointment of Justin Schreiber as the Company’s President & CEO.

Sale of Yeast Beta Glucan Manufacturing Business

As Immudyne has successfully pivoted to direct-to-consumer marketing over the last two years, and this has become the Company’s primary source of revenue, the Company believes it to be in the best interest of shareholders to divest of non-core assets, such as our legacy beta glucan manufacturing business. Immudyne entered into a definitive sale agreement with a third party that will acquire 100% of the assets and liabilities of this business unit. Immudyne will receive net cash proceeds of approximately $850,000 from this transaction.

“The majority of Immudyne’s revenue growth over the past 24 months has come from our online direct to consumer marketing business,” stated Justin Schreiber, Immudyne’s incoming President & CEO. “This business is now profitable and growing with a robust pipeline of products that will be launching in 2018. Our decision to monetize our non-core manufacturing business will drastically shrink our overall corporate burn rate, increase profitability, and provide Immudyne with non-dilutive cash that we believe can be used to scale our business.”

Resignation of Mark McLaughlin as President, CEO & Director

In conjunction, Mark McLaughlin has resigned from his role as President & CEO of Immudyne and from the Company’s board of directors. Mr. McLaughlin was one of several individuals that agreed to purchase the manufacturing business from Immudyne, and he will continue to operate the business as a private company. The new private company will continue to supply yeast beta glucan to the Company on favorable terms.

“It’s been my pleasure to serve as President & CEO of Immudyne for the past 5 years,” stated Mark McLaughlin. “Immudyne’s direction has changed considerably since the acquisition of our online marketing division over 2 years ago, and I agree with the board of directors’ decision to divest of our legacy manufacturing business and refocus the company’s resources on what has become our core business. I look forward to following the success of the Company.”

Concurrent with his resignation, Mr. McLaughlin has agreed to sell 2,800,000 shares of Immudyne common stock to a third-party affiliated with Justin Schreiber and Stefan Galluppi, Immudyne’s CEO and CTO.

Appointment of Justin Schreiber as President & CEO of Immudyne, Inc.

Justin Schreiber has been appointed Immudyne’s President & Chief Executive Officer. He is also a member of Immudyne’s board of directors. Mr. Schreiber and his partner Stefan Galluppi founded and provided the bulk of the financing for Immudyne’s direct to consumer marketing business. Mr. Schreiber is the founder of JLS Ventures, LLC, a San Juan based venture investment and advisory firm that specializes in emerging growth publicly traded healthcare and technology companies. He has a deep background in small cap markets, private equity, trading, and online marketing. Mr. Galluppi is an entrepreneur with an accomplished track record in technology and direct response marketing.

“I am very excited about Immudyne’s growth prospects in the coming years,” stated Mr. Schreiber. We’ve invested heavily over the past 2 years to build what I believe is one of the best online marketing teams in the world. We intend to aggressively grow revenue, launch a variety of new products, and uplist the company to a national stock exchange in 2018.”

Immudyne plans to provide additional updates on new products and sales traction later in the first quarter.

About lmmudyne, Inc.

lmmudyne, Inc. (the "Company") is a health and wellness company that develops, manufactures, and markets innovative consumer products in the health and wellness sector. Immudyne’s business model is highly scalable and extremely capital efficient. The Company relies on the world’s largest internet and social media platforms to directly market its portfolio of products to consumers around the world. Immudyne’s lead product is Shapiro MD, a hair care aid developed by distinguished dermatologists and supported by strong science. Additionally, Immudyne owns and markets INR Wellness, an immune support supplement. Immudyne intends to launch several additional health and wellness products in 2018. Additional information can be found on the web at www.immudyne.com.

Forward-Looking Statements

Cautionary language regarding Forward-Looking Statements Safe Harbor Act Disclaimer: Forward looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this press release, including projections with respect to lmmuDyne's results of operations, may contain words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "projects," "plans,"  "targets" and other similar language and are considered forward-looking statements. These statements are based on management's current expectations, estimates, and forecasts. These forward-looking statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and therefore the actual results may be materially different from those discussed.

Investor Relations Contact:

Bernard Girma

bfgirma@immudyne.com

+1-949-215-7754

EXHIBIT C

1.	1,800,000 (one million eight hundred thousand) shares of Common Stock of the Company, such shares purchasable at an exercise price of $0.20 (twenty cents) per share until October 11, 2022.

2.	500,000 (five hundred thousand) shares of Common Stock of the Company, such shares purchasable at an exercise price of $0.40 (forty cents) per share until October 11, 2022.

3.	500,000 (five hundred thousand) shares of Common Stock of the Company, such shares purchasable at an exercise price of $0.40 (forty cents) per share until January 1, 2027.

4.	250,000 (two hundred fifty thousand) shares of Common Stock of the Company, such shares purchasable at an exercise price of $0.35 (thirty-five cents) per share until June 30, 2027.

If the Company is prevented from issuing any of options or the stock due to pending litigation, or for any other reason, then the expiration date(s) will commence (or recommence, if applicable) when the Company’s options or the stock relating thereto are no longer subject to current litigation, or any other contingency prohibiting the Company from issuing said options or stock. All shares resulting from the exercise of options shall have the same rights as all other shares of the Company's capital stock. Further, if the Company should split its stock prior to the granting or exercise of said options, then the options shall be split in a similar manner and the exercise price shall be adjusted to prevent any dilution or increase in Executive’s interest in the Company's stock once the options are granted or exercised. Executive or his Estate will have the right to assign all his options, and the rights to his options. Executive’s options and the rights to his future options do not terminate with his death. The options may be exercised by his heirs and his assigns and their heirs.

If all or any portion of the options are exercised at a time when there is an effective registration statement to cover the issuance or resale of the option shares, the shares issued pursuant to any such exercise shall be issued free of all legends. If at any time following the date hereof the registration statement (or any subsequent registration statement registering the sale or resale of the option shares) is not effective or is not otherwise available for the sale or resale of the option shares, the Company shall immediately notify the holders of the options in writing that such registration statement is not then effective and thereafter shall promptly notify such holders when the registration statement is effective again and available for the sale or resale of the option shares (it being understood and agreed that the foregoing shall not limit the ability of the Company to issue, or any purchaser to sell, any of the option shares in compliance with applicable federal and state securities laws). The Company shall use best efforts to file a registration statement registering the issuance or resale of the option shares during the term of the options.